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                             OPTION AGREEMENT


     MEMORANDUM OF AGREEMENT made the 30th day of November, 1995,

BETWEEN:

          CANADIAN CONQUEST EXPLORATION INC., a corporation duly incorporated under and governed by the laws of the Province of Alberta and having its head office in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Conquest")

                                                            OF THE FIRST PART,

                                      - and -



          DANIEL A. MERCIER, an individual residing near the Town of Okotoks, in the Province of Alberta (hereinafter referred to as "Mercier")

                                                            OF THE SECOND PART.


     WHEREAS Conquest has, pursuant to a letter offer dated November 3, 1995 and accepted by Mercier on the same date, approved and authorized the granting to Mercier of an irrevocable option, exercisable by Mercier at any time prior to December 31, 1995, to purchase 5,300,000 common shares in the capital of Territorial Resources, Inc. registered in the name of Conquest for an aggregate cash consideration of $450,000 in Canadian funds;

     NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for and in consideration of the mutual covenants and agreements herein contained and the sum of $1.00 now paid by Mercier to Conquest (the receipt and sufficiency of which is hereby acknowledged by Conquest), it is agreed by and between the parties hereto as follows:

                                  ARTICLE I
                               INTERPRETATION


1.1 Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

"agreement", "this agreement", "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions refer to this agreement and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every amending agreement and agreement supplemental or ancillary hereto;


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                                   -2-

"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in the Province of Alberta;

"Exercise Price" shall have the meaning attributed thereto in Section 2.1;

"Expiry Date" shall have the meaning attributed thereto in Section 2.2;

"Option" shall have the meaning attributed thereto in Section 2.1;

"Territorial" means Territorial Resources, Inc., a corporation incorporated and governed by the laws of the State of Colorado; and

"Territorial Shares" shall have the meaning attributed thereto in Section 2.1.

1.2 Words importing the singular number only shall include the plural, and vice-versa, words importing the masculine gender shall include the feminine gender and neuter gender, and vice-versa, and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental board, agency or instrumentality thereof).

1.3 The division of this agreement into Articles and Sections and the insertion of recitals and Article headings are for convenience of reference only and shall not affect the interpretation or construction of this agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of and to this agreement.

1.4 Unless otherwise specified in this agreement, when calculating the period of time within which or following which any act is to be done or step taken pursuant to this agreement, the date which is the reference day in calculating such period shall be excluded and the day upon which such act is to be done or step taken shall be included. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

1.5 In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 This agreement shall be construed and enforced in accordance with and the rights of the parties hereto shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein and the parties do hereby irrevocably attorn to the jurisdiction of the Courts of the Province of Alberta.

                                  ARTICLE II
                                    OPTION


2.1 Subject to the terms and conditions hereof, Conquest hereby grants to Mercier the sole and exclusive option (the "Option") to purchase all, but not less than all, of the 5,300,000 common shares in the capital of Territorial registered in the name of Conquest (the "Territorial Shares") for an aggregate cash consideration of $450,000 in lawful money of Canada (the "Exercise Price") payable, subject as hereinafter provided, to Conquest.

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                                   -3-

2.2 The Option shall be irrevocable and may be exercised at any time prior to 4:30 o'clock in the afternoon (Calgary time) on December 31, 1995 (the "Expiry Date") by Mercier giving written notice to Conquest in accordance with Section 6.1.

2.3 The Option is expressly subject to, and conditional upon, the completion of the acquisition by Brooke Capital Corporation, on behalf of Brooke Energy Fund, Citibank Canada and Eos Partners, L.P. on or before the Expiry Date of an aggregate of 9,250,000 common shares in the capital of Conquest at a price of $0.65 each to be issued by way of private placement for an aggregate cash consideration of $6,012,500.

2.4 The Option shall expire at 4:30 o'clock in the afternoon (Calgary time) on the Expiry Date and terminate and be of no further force and effect whatsoever.

                               ARTICLE III
                     REPRESENTATIONS AND WARRANTIES


     Conquest represents and warrants as follows to Mercier and acknowledges and confirms that Mercier is relying on such representations and warranties in connection with the grant of the Option and the purchase by Mercier of the Territorial Shares upon exercise of the Option:

3.1 Conquest has the corporate power and capacity to enter into and has taken all necessary corporate action to authorize the execution, delivery and performance of this agreement and the transactions contemplated herein. This agreement, when duly executed and delivered by Conquest, will be valid and binding obligation of Conquest enforceable against it in accordance with its terms, subject only to the effect of any applicable bankruptcy and other laws of general application affecting the enforcement of creditors' rights and the effect of general principles of equity.

3.2 Conquest owns beneficially and of record the Territorial Shares and, subject only to this agreement, the Territorial Shares are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

3.3 Except for this agreement, no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the Territorial Shares.

3.4 No authorization, consent or approval from, or filing, registration, declaration or qualification with, or before, or giving notice to, any person is required to be obtained, given or made for the execution and delivery by Conquest of this agreement, the performance of the terms hereof or the consummation of the transactions contemplated hereby except for those which have been duly and unconditionally obtained and are in full force and effect.

3.5 Conquest is granting the Option and selling the Territorial Shares owned by it pursuant to exemptions from prospectus and securities registration requirements available under applicable securities legislation and shall deliver to Mercier such further particulars of the exemptions and Conquest's qualification thereunder as Mercier may reasonably request.

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                                   -4-


3.6 The entering into of this agreement by Conquest and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of Conquest or of any indenture or other agreement, written or oral, to which Conquest may be a party or by which it is bound or of any law or regulation applicable to Conquest.

     Mercier represents and warrants as follows to Conquest and acknowledges and confirms that Conquest is relying on such representations and warranties in connection with the grant of the Options.

3.7 Mercier has disclosed to Conquest all material information known to him respecting Territorial and the valuation of the Territorial Shares.

                                 ARTICLE IV
                                  CLOSING


4.1 The Closing of the sale of the Territorial Shares shall take place on or before the fifth Business Day following the day upon which the Option is exercised. The closing shall take place at 10:00 o'clock in the morning at the offices of Conquest or as may be otherwise agreed by Conquest and Mercier.

4.2 In the event of and upon exercise of the Option, Conquest shall at its own expense prepare and execute all documents and take all such steps and proceedings as are reasonably necessary to enable Conquest to vest a good and marketable title in Mercier to the Territorial Shares, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

4.3  At closing:

     (a) Mercier shall pay the Exercise Price to Conquest or as it may direct by way of certified cheque or bank draft;

     (b) Conquest shall deliver the share certificates for the Territorial Shares to Mercier duly endorsed in blank for transfer, together with such other conveyancing documentation in connection with the sale of Territorial Shares by Conquest as Mercier may reasonably require; and

     (c) Conquest shall deliver to Mercier its certificate under its corporate seal duly executed by its President that the representations and warranties of Conquest contained in this agreement are true and correct at the time of closing on the closing date with the same force and effect as if such covenants, representations and warranties were made at and as of such time.

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                                ARTICLE V
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES


5.1 The representations and warranties of Conquest contained in this agreement and contained in any document or certificate given pursuant hereto shall survive the exercise of the Option herein provided for and, notwithstanding such exercise or any investigation made by or on behalf of Mercier, shall continue in full force and effect for the benefit of Mercier.

                                ARTICLE VI
                                 GENERAL


6.1 Any notice or other instrument required or permitted to be given hereunder shall be in writing and may be given by mailing (postage prepaid) or delivering the same addressed:

     (a)  to Conquest at:

          Canadian Conquest Exploration Inc.
          1100, 736 - 8th Avenue S.W.
          Calgary, Alberta
          T2P 1H4

          Attention:     President

          Telephone:     (403) 260-6336
          Telecopy:      (403) 264-2825

     (b)  to Mercier at:

          Daniel A. Mercier
          RR #1
          Okotoks, Alberta
          T0L 1T0

          Telephone:     (403) 938-2439

     Any notice, direction or other instrument aforesaid if delivered shall be deemed to have been given or made on the date on which it was delivered or if mailed shall be deemed to have been given or made on the fifth Business Day following the date on which it was mailed.

     Conquest or Mercier may change their address for service from time to time by notice given in accordance with the foregoing.
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6.2  Time shall be of the essence of this agreement.

6.3 This agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original and both of which together shall constitute one and the same agreement.

6.4 This agreement constitutes the entire agreement between the parties hereto. The letter dated November 3, 1995 from Conquest and accepted by Mercier on the same date is hereby terminated and shall be of no further force and effect as between the parties. This agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

6.5 This agreement shall enure to the benefit of and be binding upon the parties hereto, the heirs, executors, administrators and assigns of Mercier and the successors and assigns of Conquest, but shall not be assignable by either of the parties hereto without the written consent of the other party hereto. Notwithstanding the foregoing, the rights of Mercier hereunder and the benefit of this agreement are assignable to any corporation which is an associate (as such term is defined in the Securities Act (Alberta)) of Mercier provided that upon such assignment such corporation shall be novated into this Agreement and all its provisions shall enure to the benefit of and be obligatory upon such corporation and Mercier shall, to the extent of such assignment, be released and discharged from all obligations and liabilities hereunder. Mercier shall deliver to the Corporation such documents as it may reasonably require to substantiate such assignee's status as an associate of Mercier.

6.6 In the event of the exercise of the Option by Mercier, Conquest will from time to time on and after the closing date referred to in section 5.1 execute and deliver at its cost all such other and additional instruments, notices and other documents and shall do such other acts and things as may be reasonably requested by Mercier to fully effect the transfer of the Territorial Shares to Mercier and otherwise to assure the carrying out of the intent and purpose of this agreement.

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6.7  It is understood and agreed that in executing this agreement, Mercier assumes no responsibility, obligation or liability to exercise the Option or purchase the Territorial Shares and in the event Mercier shall fail to give the notice referred to in section 2.2, this agreement shall at the Expiry Date be and become absolutely null, void and of no effect and the parties hereto shall be released from all obligations contracted hereunder to the same extent as if this agreement had not been executed.

     IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the date and year first above written.

                                   CANADIAN CONQUEST
                                   EXPLORATION INC.


                                   Per:
                                        ------------------------------


                                   Per:
                                        ------------------------------

SIGNED, SEALED AND DELIVERED  )
in the presence of:           )
                              )
                              )
----------------------------  )    -----------------------------------
Witness                       )    DANIEL A. MERCIER